Exhibit 99.1

News Release
Analysts and Media Contact:
Dan Meziere (972) 855-3729

Atmos Energy Corporation Reports Earnings for Fiscal 2022 First Quarter;
Affirms Fiscal 2022 Guidance
DALLAS (February 8, 2022) - Atmos Energy Corporation (NYSE: ATO) today reported consolidated results for its first fiscal quarter ended December 31, 2021.

Highlights
•Earnings per diluted share was $1.86 for the three months ended December 31, 2021.
•Consolidated net income was $249.2 million for the three months ended December 31, 2021.
•Capital expenditures totaled $684.2 million for the three months ended December 31, 2021, with approximately 88 percent of capital spending related to system safety and reliability investments.

Outlook
•Earnings per diluted share for fiscal 2022 is expected to be in the previously announced range of $5.40 to $5.60.
•Capital expenditures are expected to be in the range of $2.4 billion to $2.5 billion in fiscal 2022.
•The company's Board of Directors has declared a quarterly dividend of $0.68 per common share. The indicated annual dividend for fiscal 2022 is $2.72, which represents an 8.8% increase over fiscal 2021.

"Our first quarter performance reflects the successful execution of our strategy to modernize our natural gas distribution, transmission, and storage systems as we continue our journey to be the safest provider of natural gas services," said Kevin Akers, President and Chief Executive Officer of Atmos Energy. "Our employees’ dedication, focus and effort positions us well for continued success in fiscal 2022."

Results for the Three Months Ended December 31, 2021
Consolidated operating income decreased $22.9 million to $275.9 million for the three months ended December 31, 2021, compared to $298.8 million in the prior year. The refund of excess deferred income taxes reduced operating income by $38.8 million year over year, which was substantially offset by a corresponding decrease in income tax expense. Excluding the impact of these refunds, operating income increased $15.9 million due to rate outcomes in both segments and customer growth in our distribution segment, partially offset by lower thru-system revenue in our pipeline and storage segment and increased system maintenance, depreciation and property tax expenses.
Distribution operating income decreased $19.1 million to $190.5 million for the three months ended December 31, 2021, compared with $209.6 million in the prior year period. Refunds of excess deferred taxes reduced operating income by $28.8 million year over year. Key operating drivers for this segment include a $32.2 million increase in rates, and customer growth of $4.3 million partially offset by a $14.5 million increase in operation and maintenance expense driven primarily by higher pipeline maintenance costs and other administrative costs and a $10.1 million increase in depreciation and property tax expenses associated with increased capital investments.
Pipeline and storage operating income decreased $3.9 million to $85.4 million for the three months ended December 31, 2021, compared with $89.3 million in the prior year. Refunds of excess deferred income taxes decreased operating income by $10.0 million. Key operating drivers for this segment include a $14.5 million increase from our GRIP filings approved in fiscal 2021 partially offset by a $5.8 million increase in system maintenance, a $3.1 million increase in depreciation and property tax expenses due to increased capital investments and a $2.5 million decrease in through system revenues.
Capital expenditures increased $227.4 million to $684.2 million for the three months ended December 31, 2021, compared with $456.8 million in the prior year, due to continued system modernization spending.
For the three months ended December 31, 2021, the company generated operating cash flow of $61.8 million, a $95.2 million decrease compared with the three months ended December 31, 2020. The year-over-year decrease reflects working capital changes, primarily due to the timing of gas cost recoveries under our purchase gas cost mechanisms partially offset by the positive effects of successful rate case outcomes achieved in fiscal 2021.
Our equity capitalization ratio at December 31, 2021 was 51.0%, compared with 51.9% at September 30, 2021, due to the issuance of $600 million of 2.85% senior notes in October 2021, partially offset by $261.9 million in equity issuances under our forward equity agreements. Excluding the $2.2 billion of incremental Winter Storm Uri financing issued in fiscal 2021, our equity capitalization ratio was 59.0% at December 31, 2021.
Conference Call to be Webcast February 9, 2022
Atmos Energy will host a conference call with financial analysts to discuss the fiscal 2022 first quarter financial results on Wednesday, February 9, 2022, at 9:00 a.m. Eastern Time. The domestic telephone number is 877-407-3088 and the international telephone number is 201-389-0927. Kevin Akers, President and Chief Executive Officer, and Chris Forsythe, Senior Vice President and Chief Financial Officer, will participate in the conference call. The conference call will be webcast live on the Atmos Energy website at www.atmosenergy.com. A playback of the call will be available on the website later that day.
Forward-Looking Statements
The matters discussed in this news release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact included in this news release are forward-looking statements made in good faith by the company and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. When used in this news release or any of the company’s other documents or oral presentations, the words “anticipate”, “believe”, “estimate”, “expect”, “forecast”, “goal”, “intend”, “objective”, “plan”, “projection”, “seek”, “strategy” or similar words are intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those discussed in this presentation, including the risks relating to regulatory trends and decisions, the company’s ability to continue to access the credit and capital markets, and the other factors discussed in the company’s reports filed with the Securities and Exchange Commission. These risks and uncertainties include the following: federal, state and local regulatory and political trends and decisions, including the impact of rate proceedings before various state regulatory commissions; increased federal regulatory oversight and potential penalties; possible increased federal, state and local regulation of the safety of our operations; the impact of greenhouse gas emissions or other legislation or regulations intended to address climate change; possible significant costs and liabilities resulting from pipeline integrity and other similar programs and related repairs; the inherent hazards and risks involved in distributing, transporting and storing natural gas; the availability and accessibility of contracted gas supplies, interstate pipeline and/or storage services; increased competition from energy suppliers and alternative forms of energy; adverse weather conditions; the impact of climate change; the inability to continue to hire, train and retain operational, technical and managerial personnel; increased dependence on technology that may hinder the Company's business if such technologies fail; the threat of cyber-attacks or acts of cyber-terrorism that could disrupt our business operations and information technology systems or result in the loss or exposure of confidential or sensitive customer, employee or Company information; natural disasters, terrorist activities or other events and other risks and uncertainties discussed herein, all of which are difficult to predict and many of which are beyond our control; the capital-intensive nature of our business; our ability to continue to access the credit and capital markets to execute our business strategy; market risks beyond our control affecting our risk management activities, including commodity price volatility, counterparty performance or creditworthiness and interest rate risk; the concentration of our operations in Texas; the impact of adverse economic conditions on our customers; changes in the availability and price of natural gas; increased costs of providing health care benefits, along with pension and postretirement health care benefits and increased funding requirements; and the outbreak of COVID-19 and its impact on business and economic conditions.
Accordingly, while we believe these forward-looking statements to be reasonable, there can be no assurance that they will approximate actual experience or that the expectations derived from them will be realized. Further, the company undertakes no obligation to update or revise any of our forward-looking statements whether as a result of new information, future events or otherwise.
About Atmos Energy
Atmos Energy Corporation, an S&P 500 company headquartered in Dallas, is the country’s largest natural gas-only distributor. We safely deliver reliable, affordable, efficient and abundant natural gas to more than 3 million distribution customers in over 1,400 communities across eight states located primarily in the South. As part of our vision to be the safest provider of natural gas services, we are modernizing our business and infrastructure while continuing to invest in safety, innovation, environmental sustainability and our communities. Atmos Energy manages proprietary pipeline and storage assets, including one of the largest intrastate natural gas pipeline systems in Texas. Find us online at http://www.atmosenergy.com, Facebook, Twitter, Instagram and YouTube.
This news release should be read in conjunction with the attached unaudited financial information.

Atmos Energy Corporation
Financial Highlights (Unaudited)

Statements of Income	Three Months Ended December 31
(000s except per share)	2021	2020
Operating revenues
Distribution segment	$972,422	$876,650
Pipeline and storage segment	162,918	159,713
Intersegment eliminations	(122,554)	(121,883)
	1,012,786	914,480
Purchased gas cost
Distribution segment	496,799	411,072
Pipeline and storage segment	(3,411)	(1,244)
Intersegment eliminations	(122,225)	(121,568)
	371,163	288,260
Operation and maintenance expense	159,110	138,643
Depreciation and amortization	127,856	115,285
Taxes, other than income	78,796	73,452
Operating income	275,861	298,840
Other non-operating income	8,702	6,072
Interest charges	19,851	22,010
Income before income taxes	264,712	282,902
Income tax expense	15,503	65,224
Net income	$249,209	$217,678

Basic net income per share	$1.86	$1.71
Diluted net income per share	$1.86	$1.71
Cash dividends per share	$0.680	$0.625
Basic weighted average shares outstanding	133,682	127,034
Diluted weighted average shares outstanding	133,689	127,034

	Three Months Ended December 31
Summary Net Income by Segment (000s)	2021	2020
Distribution	$179,571	$153,692
Pipeline and storage	69,638	63,986
Net income	$249,209	$217,678

Atmos Energy Corporation
Financial Highlights, continued (Unaudited)

Condensed Balance Sheets	December 31,	September 30,
(000s)	2021	2021
Net property, plant and equipment	$15,726,791	$15,063,970
Cash and cash equivalents	264,005	116,723
Accounts receivable, net	514,333	342,967
Gas stored underground	220,279	178,116
Other current assets	2,275,588	2,200,909
Total current assets	3,274,205	2,838,715
Goodwill	731,257	731,257
Deferred charges and other assets	813,531	974,720
	$20,545,784	$19,608,662

Shareholders' equity	$8,289,545	$7,906,889
Long-term debt	5,555,177	4,930,205
Total capitalization	13,844,722	12,837,094
Accounts payable and accrued liabilities	398,431	423,222
Other current liabilities	626,684	686,681
Current maturities of long-term debt	2,401,377	2,400,452
Total current liabilities	3,426,492	3,510,355
Deferred income taxes	1,744,648	1,705,809
Regulatory excess deferred taxes	508,731	549,227
Deferred credits and other liabilities	1,021,191	1,006,177
	$20,545,784	$19,608,662

Atmos Energy Corporation
Financial Highlights, continued (Unaudited)

Condensed Statements of Cash Flows	Three Months Ended December 31
(000s)	2021	2020
Cash flows from operating activities
Net income	$249,209	$217,678
Depreciation and amortization	127,856	115,285
Deferred income taxes	11,813	64,587
Other	(12,689)	(2,976)
Changes in other assets and liabilities	(314,365)	(237,505)
Net cash provided by operating activities	61,824	157,069
Cash flows from investing activities
Capital expenditures	(684,180)	(456,809)
Debt and equity securities activities, net	2,374	511
Other, net	2,058	2,706
Net cash used in investing activities	(679,748)	(453,592)
Cash flows from financing activities
Proceeds from issuance of long-term debt, net of premium/discount	596,142	597,390
Net proceeds from equity offering	261,943	216,002
Issuance of common stock through stock purchase and employee retirement plans	3,918	4,007
Cash dividends paid	(90,411)	(79,023)
Debt issuance costs	(6,386)	(5,062)
Net cash provided by financing activities	765,206	733,314
Net increase in cash and cash equivalents	147,282	436,791
Cash and cash equivalents at beginning of period	116,723	20,808
Cash and cash equivalents at end of period	$264,005	$457,599

	Three Months Ended December 31
Statistics	2021	2020
Consolidated distribution throughput (MMcf as metered)	108,142	128,470
Consolidated pipeline and storage transportation volumes (MMcf)	136,067	144,587
Distribution meters in service	3,412,929	3,369,622
Distribution average cost of gas	$7.14	$4.63
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